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                                                                  EXHIBIT 12.3

                              HRPT PROPERTIES TRUST
   COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES (Interest Only)
                             (dollars in thousands)



                                                       Six Months        Year Ended
                                                     Ended June 30,     December 31,
                                                         2002               2001
                                                     --------------    --------------
Earnings:
  Income before equity in earnings of equity
     investments and extraordinary item                 $49,982         $104,552
  Fixed charges                                          39,115           80,928
  Distributions from equity investments                  13,493           26,651
  Capitalized interest                                   (1,443)            (787)
                                                     -------------    --------------
Adjusted Earnings                                      $101,147         $211,344
                                                     =============    ==============
Fixed Charges:
  Interest expense                                      $35,926          $76,930
  Amortization of deferred financing costs                1,746            3,211
  Capitalized interest                                    1,443              787
                                                     -------------    --------------
Total Fixed Charges                                     $39,115          $80,928
                                                     =============    ==============
Pro Forma Ratio of Earnings to Fixed Charges              2.6x             2.6x
                                                     =============    ==============

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